Exhibit 5.1

June 20, 2006

Caterpillar Financial Funding Corporation
4040 South Eastern Avenue, Suite 344
Las Vegas, Nevada 89119

Re: Caterpillar Financial Asset Trust 2006-A

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-132309), filed by Caterpillar Financial Funding Corporation, a Nevada corporation, with the Securities and Exchange Commission (the “Commission”) on March 9, 2006 and declared effective on May 10, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of Asset-Backed Notes issued by the Caterpillar Financial Asset Trust 2006-A (the “Notes”). The Notes will be issued pursuant to an Indenture, dated as of June 1, 2006 (the “Indenture”), as more particularly described in the prospectus dated June 19, 2006 and the prospectus supplement dated June 20, 2006, relating to the Notes (together, the “Prospectus”).

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Notes have been duly executed and delivered in accordance with the Indenture and sold, the Notes will be legally issued, fully paid and non-assessable, and the holders of the Notes will be entitled to the benefits of the Indenture, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP